EXHIBIT 99.1

ChinaNet Online Holdings Reports Third quarter 2012 Financial Results

Reiterates FY2012 revenue and net income guidance of $42 million and $3.1 million, respectively

Management to host conference call on Wednesday, November 21st at 8:30 a.m. Eastern Time

BEIJING, November 20, 2012 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq: CNET), a leading B2B (business to business) Internet technology company providing online-to-offline ("O2O") sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, today announced financial results for the third quarter of 2012.

Summary Financials

Third quarter 2012 Results (USD) (Unaudited)

	Q3 2012	Q3 2011	CHANGE
Sales	$10.3 million	$6.4 million	+60%
Gross Profit	$4.1 million	$3.0 million	+37%
Gross Margin	40.1%	46.7%	-14%
Net Income Attributable to Common Stockholders	$1.2 million	$1.0 million	+19%
EPS (Diluted)	$0.05	$0.06	-17%

Third quarter 2012 Financial Results

Revenues increased by $3.9 million to $10.3 million for the three months ended September 30, 2012 compared to the three months ended September 30, 2011, representing a 60% increase.

Mr.Handong Cheng, Chairman and CEO of the Company stated, "We made further progress expanding our service offerings and diversifying our customer base. For example, brand management and sales channel building, which we introduced five quarters ago, has grown its sales by approximately 200% in the first nine months of 2012. We believe that these services provide us with a growing base of customers to whom we can sell additional value-added services once the economy in China improves. Furthermore, we will continue to make prudent acquisitions of business and technology, such as our acquisition of Sou Yi Lian Mei, that broaden our technology depth, service portfolio or client base."

Third quarter 2012 Revenue Breakdown by Business Unit (USD in thousands)

	Q3 2012%		Q3 2011%		% Change
Internet Advertisement	$5,650	55%	$3,860	60%	+46%
TV Advertisement	$3,238	31%	$1,972	31%	+64%
Bank Kiosk	$72	1%	$140	2%	-49%
Brand Mgmt. & Sales Channel Building	$1,327	13%	$446	7%	+198%

Revenue from Internet advertisements for the three months ended September 30, 2012 increased by 46% to $5.7 million compared to the three months ended September 30, 2011, primarily due to the additional revenues from the acquisition of 51% of the equity interests of Sou Yi Lian Mei (“SOOE”) in December 2011. Sales of brand management and sales channel building services increased 198% to $1.3 million for the three months ended September 30, 2012.  This increase was due to an increase in the average advertising spending per customer from larger-sized clients. TV advertising revenues increased from $2.0 million in the third quarter of 2011 to $3.2 million in the third quarter of 2012.

Total cost of revenues increased to $6.2 million for the three months ended September 30, 2012 from $3.4 million for the same period in 2011. The increase in total cost of revenues for the three months ended September 30, 2012 was primarily due to the significant increase in costs associated with the TV advertising business segment and the increase in internet resources costs incurred by SOOE in connection with the internet advertising and marketing services it provided for the three months ended September 30, 2012.

Gross profit for the three months ended September 30, 2012 was $4.1 million, up 37% from $3.0 million in the same period one year ago. Gross margin was 40.1%, an improvement from 28.7% in the second quarter of 2012 and down from 46.7% in the third quarter of 2011.

Operating expenses for the three months ended September 30, 2012 were approximately $2.3 million, representing an increase of 25% from $1.8 million in the comparable period in 2011. General and administrative expenses increased by $0.4 million to $1.3 million due to higher salaries and benefits expenses and higher amortization expenses of intangible assets identified in the SOOE acquisition. Selling expenses increased 11% year-over-year to $0.6 million as a result of higher salaries and benefits expenses due to inclusion of SOOE and other expansion of our sales department.

The Company generated $1.9 million of operating income in the three months ended September 30, 2012 compared to $1.2 million in the same period one year ago. Operating margin was 18.2% compared to 18.5% in the same period one year ago.

Net income attributable to common stockholders for the three months ended September 30, 2012 was $1.2 million and earnings per share was $0.05, compared to $1.0 million and $0.06 for the three months ended September 30, 2011, respectively. The weighted average shares outstanding for the three months ended September 30, 2012 and 2011 was 22.2 million shares and 18.6 million shares, respectively.

Year to date 2012 Results (USD) (Unaudited)

	YTD 2012	YTD 2011	CHANGE
Sales	$38.3 million	$22.5 million	+70%
Gross Profit	$10.3 million	$13.7 million	-25%
Gross Margin	26.8%	60.6%	-56%
Net Income Attributable to Common Stockholders	$1.7 million	$6.5 million	-73%
Adjusted Net Income Attributable to Common Stockholders	$1.7 million	$6.3 million(1)	-73%
EPS (Diluted)	$0.08	$0.34	-76%
Adjusted EPS (Diluted)	$0.08	$0.33(1)	-76%
(1) Non-GAAP adjusted net income attributable to common stockholders and EPS exclude a $0.23 million non-cash gain on deconsolidation of a subsidiary in the nine month period ended September 30, 2011.

Nine months Ended September 30, 2012 Revenue Breakdown by Business Unit (USD in thousands)

	YTD 2012%		YTD 2011%		% Change
Internet Advertisement	$15,353	40%	$16,434	73%	-7%
TV Advertisement	$19,751	52%	$4,742	21%	+317%
Bank Kiosk	$214	1%	$415	2%	-48%
Brand Mgmt. & Sales Channel Building	$3,031	8%	$943	4%	+221%

Net revenues for the nine months ended September 30, 2012 increased 70% to $38.3 million compared to $22.5 million for the nine months ended September 30, 2011. Higher revenues from TV advertisement and brand management and sales channel building services offset lower revenues in Internet advertising and the bank kiosk business.

Total cost of revenues increased to $28.1 million for the nine months ended September 30, 2012 from $8.9 million for the same period in 2011. The increase of total cost of revenues for the nine months ended September 30, 2012 was primarily due to the significant increase in costs associated with the TV advertising business segment.

Gross profit for the nine months ended September 30, 2012 was $10.3 million compared to $13.7 million in the same period a year ago. Gross margin decreased to 26.8% from 60.6% for the same period in 2011 as a result of the significant increase in revenues from TV advertising, which is a lower margin business. Revenues from TV advertising accounted for approximately 52% of total revenues in the nine months ended September 30, 2012 compared to 21% for the same period of 2011.

Operating expenses for the nine months ended September 30, 2012 were approximately $7.5 million, representing an increase of 24% from $6.0 million in the comparable period in 2011. The primary reason for the year-over-year increase was higher amortization expenses of intangible assets identified in the SOOE acquisition and allowance for doubtful debts provided for the nine months ended September 30, 2012.  Selling expenses decreased 7% year-over-year to $2.0 million as the Company reduced brand building investments in the first nine months of 2012 in response to the slowdown in small business activity in China.

Operating income in the nine months ended September 30, 2012 was $2.8 million, representing an operating margin of 7.3% compared to $7.6 million and 33.9%, respectively, in the same period one year ago.

GAAP net income attributable to common stockholders for the year to date of 2012 was $1.7 million and earnings per share was $0.08 compared to $6.5 million and $0.34 for the year to date of 2011, respectively. Non-GAAP adjusted net income attributable to common stockholders and earnings per share for the year to date of 2011 were $6.3 million and $0.33, respectively. The weighted average shares outstanding for the first nine months of 2012 and 2011 was 22.2 million shares and 20.3 million shares, respectively.

Balance Sheet and Cash Flow

The Company had $8.5 million in cash and cash equivalents as of September 30, 2012, compared to $10.7 million as of December 31, 2011, working capital of $23.7 million, compared to $27.0 million as of December 31, 2011, and a current ratio of 2.8 to 1 compared 4.5 to 1 as of December 31, 2011. Total shareholders’ equity of ChinaNet was $42.9 million at September 30, 2012 compared to $41.7 million at December 31, 2011.

The Company had cash flow from operations of $2.5 million for the first nine months of 2012.

Guidance for 2012

Management reiterates its full year 2012 forecasts of revenues to be at least $42 million and net income of at least $3.1 million.

Business Updates

ChinaNet attended the 2012 Shanghai International Franchise Exhibition from September 15, 2012 to September 17, 2012. The Exhibition was attended by over 30,000 business representatives, entrepreneurs and franchisees.

On September 17, 2012, the Company announced its purchase of the remaining 49% equity interest in Sou Yi Lian Mei Network for approximately $6.5 million in cash. The acquisition broadens the Company’s client base to smaller startup businesses that are growing quickly. Founded in 2007, Sou Yi Lian Mei Network provides online advertising and marketing services to small businesses in China.

Liansuo.com introduced a new cloud-based software system that allows sales channel partners to reach businesses more efficiently by converting all incoming calls to a toll free telephone number starting with the “400” prefix to the party they are trying to reach. ChinaNet expects the new cloud-based software system to drive additional spending for value-added services on Liansuo.com.

The Company’s board of directors approved a $1 million share repurchase program on October 15, 2012 to be executed over the next twelve months at the Company’s discretion.

Conference Call

Date:	Wednesday, November 21, 2012
Time:	8:30 a.m. Eastern Time
Conference Line (U.S.):	1-877-317-6776
International Dial-In:	1-412-317-6776
Conference ID:	10021620
Webcast:	http://webcast.mzvaluemonitor.com/Home/Login/647

A power point presentation will be available for downloading on the date of the conference call on ChinaNet’s corporate website www.chinanet-online.com; under Investor Relations-News/Events-Events and Presentations.

Please dial in at least 10 minutes before the call to ensure timely participation.

A playback of the call will be available until 9:00 a.m. Eastern Time on December 3, 2012. To listen, call 1-877-344-7529 within the United States or 1-412-317-0088 when calling internationally. Please use the replay pin number 10021620.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, Inc., a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI, is a leading business to business Internet technology company focusing on providing online-to-offline sales channel expansion service for small and medium-sized enterprises and entrepreneurial management and networking service for entrepreneurs in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management and sales channel solutions, and cloud-computing based management tools, expected to be officially commercialized in 2012. Website: http://www.chinanet-online.com.

About Non-GAAP Financial Measures

To supplement the unaudited interim consolidated statement of income and comprehensive income presented in accordance with GAAP, we are also providing non-GAAP measures of income before income tax expenses, equity method investments and noncontrolling interests, net income, net income attributable to us, net income attributable to our common stockholders and basic and diluted earnings per share for the nine months ended September 30, 2011, which are adjusted from results based on GAAP to exclude the non-cash gain recognized on deconsolidation of a subsidiary incurred during the nine months ended September 30, 2011. For the nine months ended September 30, 2012 and for the three months ended September 30, 2012 and 2011, there is no non-cash income or expenses from nonrecurring transaction under non-GAAP measures. The non-GAAP financial measures are provided to enhance the investors' overall understanding of our current performance in on-going core operations as well as prospects for the future. These measures should be considered in addition to results prepared and presented in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We use both GAAP and non-GAAP information in evaluating our operating business results internally and therefore deemed it important to provide all of this information to investors.

The following table presents reconciliations of our non-GAAP financial measures to the unaudited interim consolidated statements of income and comprehensive income for the nine months ended September 30, 2011 (all amounts, except number of shares and per share data, are presented in thousands of US dollars):

	Nine Months Ended September 30, 2011
	GAAP	NON GAAP
	US$	US$
	(Unaudited)	(Unaudited)

Income from operations	$7,642	$7,642
Other income (expenses):
Interest income	9	9
Gain on deconsolidation of subsidiaries	232	-
Other income	5	5
	246
		14
Income before income tax expense, equity method investments and noncontrolling interests	7,888
Adjusted income before income tax expense, equity method investments and noncontrolling interests		7,656
Income tax expense	861	861
Income before equity method investments and noncontrolling interests	7,027
Adjusted income before equity method investments and noncontrolling interests		6,795
Share of losses in equity investment affiliates	(180)	(180)
Net income	6,847
Adjusted net income		6,615
Net loss attributable to noncontrolling interest	96	96
Net income attributable to ChinaNet Online Holdings, Inc.	6,943
Adjusted net income attributable to ChinaNet Online Holdings, Inc.		6,711
Dividend for series A convertible preferred stock	(407)	(407)
Net income attributable to common stockholders of ChinaNet Online	$6,536
Adjusted net income attributable to common stockholders of ChinaNet Online		$6,304

Earnings per common share-Basic	$0.37
Adjusted earnings per common share-Basic		$0.35

Earnings per common share-Diluted	$0.34
Adjusted earnings per common share-Diluted		$0.33

Weighted average number of common shares outstanding:
Basic	17,806,818	17,806,818
Diluted	20,265,764	20,265,764

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Contact:

Ted Haberfield, President
MZ North America, IR
MZ Group
Direct:                      +1-760-755-2716
Email:           thaberfield@mzgroup.us

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares and per share data)

	September 30, 2012	December 31, 2011
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$8,513	$10,695
Accounts receivable, net	9,822	4,444
Other receivables, net	5,702	3,631
Prepayment and deposit to suppliers	12,037	15,360
Due from related parties	321	324
Contingent consideration receivables	160	159
Other current assets	96	129
Deferred tax assets-current	95	-
Total current assets	36,746	34,742
Investment in and advance to equity investment affiliates	1,010	1,396
Property and equipment, net	1,654	1,902
Intangible assets, net	7,408	8,151
Goodwill	11,052	10,999
Deferred tax assets-non current	582	92
Total Assets	$58,452	$57,282

Liabilities and Equity
Current liabilities:
Accounts payable *	$98	$268
Advances from customers *	839	724
Accrued payroll and other accruals *	483	616
Due to equity investment affiliate *	-	220
Due to related parties *	-	161
Payable for acquisition *	5,210	550
Taxes payable *	6,272	5,040
Other payables *	159	114
Dividend payable	-	5
Total current liabilities	13,061	7,698
Long-term liabilities:
Deferred tax liability-non current *	1,739	1,893
Long-term borrowing from director	138	137
Total Liabilities	14,938	9,728
Commitments and contingencies
Equity:
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 22,186,540 shares and 22,146,540 shares at September 30, 2012 and December 31, 2011, respectively)	22	22
Additional paid-in capital	19,998	20,747
Statutory reserves	2,117	2,117
Retained earnings	18,437	16,688
Accumulated other comprehensive income	2,287	2,132
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	42,861	41,706
Noncontrolling interests	653	5,848
Total equity	43,514	47,554
Total Liabilities and Equity	$58,452	$57,282

CHINANET ONLINE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2012	2011	2012	2011
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Sales
From unrelated parties	$38,232	$21,987	$10,236	$6,329
From related parties	117	547	51	89
	38,349	22,534	10,287	6,418
Cost of sales	28,065	8,868	6,163	3,418
Gross margin	10,284	13,666	4,124	3,000

Operating expenses
Selling expenses	2,042	2,198	640	575
General and administrative expenses	4,320	2,726	1,260	861
Research and development expenses	1,112	1,100	356	376
	7,474	6,024	2,256	1,812

Income from operations	2,810	7,642	1,868	1,188
Other income (expenses)
Interest income	123	9	2	5
Gain on deconsolidation of subsidiaries	-	232	-	-
Other (expenses)/income	(148)	5	(148)	-
	(25)	246	(146)	5

Income before income tax expense, equity method investments and noncontrolling interests	2,785	7,888	1,722	1,193
Income tax expense	196	861	182	107
Income before equity method investments and noncontrolling interests	2,589	7,027	1,540	1,086
Share of losses in equity investment affiliates	(394)	(180)	(97)	(75)
Net income	2,195	6,847	1,443	1,011
Net (income) / losses attributable to noncontrolling interests	(446)	96	(223)	100
Net income attributable to ChinaNet Online Holdings, Inc.	1,749	6,943	1,220	1,111
Dividend of Series A convertible preferred stock	-	(407)	-	(85)
Net income attributable to common stockholders of ChinaNet Online Holdings, Inc.	$1,749	$6,536	$1,220	$1,026

Earnings per share
Earnings per common share
Basic	$0.08	$0.37	$0.05	$0.06
Diluted	$0.08	$0.34	$0.05	$0.06

Weighted average number of common shares outstanding:
Basic	22,185,226	17,806,818	22,186,540	18,632,103
Diluted	22,185,226	20,265,764	22,186,540	18,632,103

CHINANET ONLINE HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2012	2011
	(US $)	(US $)
	(Unaudited)	(Unaudited)

Cash flows from operating activities
Net income	$2,195	$6,847
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	1,223	727
Share-based compensation expenses	38	237
Allowances for doubtful debts	561	-
Share of losses in equity investment affiliates	394	180
Gain on deconsolidation of subsidiaries	-	(232)
(Loss) / gain on disposal of property and equipment	2	(3)
Deferred taxes	(749)	(65)
Changes in operating assets and liabilities
Accounts receivable	(5,712)	(1,591)
Other receivables	198	3,768
Prepayment and deposit to suppliers	3,401	(19)
Due from related parties	4	(195)
Other current assets	34	(113)
Accounts payable	(172)	(72)
Advances from customers	111	(1,320)
Accrued payroll and other accruals	(134)	(67)
Due to director	-	(82)
Due to Control Group	-	(559)
Due to related parties	(162)	(138)
Other payables	25	238
Taxes payable	1,210	902
Net cash provided by operating activities	2,467	8,443
Cash flows from investing activities
Purchases of vehicles and office equipment	(185)	(245)
Purchase of intangible assets	-	(1,438)
Project development deposit to a third party	(2,450)	-
Cash from acquisition of VIEs	-	24
Cash effect on deconsolidation of VIEs	(15)	(184)
Long-term investment in and advance to equity investment affiliates	-	(1,703)
Disposal of investment in and loan repayment from equity investment affiliate	-	2,613
Payment for acquisition of VIEs	(1,817)	(2,183)
Net cash used in investing activities	(4,467)	(3,116)
Cash flows from financing activities
Cash investment contributed by noncontrolling interests	-	377
Dividend paid to convertible preferred stockholders	(5)	(374)
Short-term loan borrowed from an equity investment affiliate	316	-
Short-term loan repaid to a equity investment affiliate	(537)	-
Net cash used in (provided by) financing activities	(226)	3
Effect of exchange rate fluctuation on cash and cash equivalents	44	360
Net (decrease) / increase in cash and cash equivalents	(2,182)	5,690
Cash and cash equivalents at beginning of the period	10,695	15,590
Cash and cash equivalents at end of the period	$8,513	$21,280